EXHIBIT (h)(5)(iii)
AMENDED AND RESTATED EXHIBIT A
     THIS AMENDED AND RESTATED EXHIBIT A, effective as of February 1, 2010, is Exhibit A to that certain Accounting Services Agreement dated as of December 18, 2006, as amended, between PNC Global Investment Servicing (U.S.) Inc. (“PNC”) and BB&T Funds (the “Agreement”). For clarity, notwithstanding the references in Section 2 of the Agreement to “2006 Converted Funds” and “2007 Converted Funds”, each investment portfolio set forth below is a “Fund” under the Agreement; PNC will provide services with respect to such Funds in accordance with the terms set forth in the Agreement. This Exhibit A shall supersede all previous forms of Exhibit A to the Agreement.
FUNDS
Sterling Capital Small Cap Value Fund
BB&T Equity Index Fund
BB&T Select Equity Fund (f/k/a BB&T Large Cap Fund)
BB&T Mid Cap Value Fund
BB&T International Equity Fund
BB&T Special Opportunities Equity Fund
BB&T Equity Income Fund
BB&T Short U.S. Government Fund
BB&T Intermediate U.S. Government Fund
BB&T Total Return Bond Fund
BB&T Kentucky Intermediate Tax-Free Fund
BB&T Maryland Intermediate Tax-Free Fund
BB&T North Carolina Intermediate Tax-Free Fund
BB&T South Carolina Intermediate Tax-Free Fund
BB&T Virginia Intermediate Tax-Free Fund
BB&T West Virginia Intermediate Tax-Free Fund
BB&T National Tax-Free Money Market Fund
BB&T Prime Money Market Fund
BB&T U.S. Treasury Money Market Fund
BB&T Capital Manager Conservative Growth Fund
BB&T Capital Manager Moderate Growth Fund
BB&T Capital Manager Growth Fund
BB&T Capital Manager Equity Fund

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By: Name:	/s/ Jay F. Nusblatt Jay F. Nusblatt
Title:	Senior Vice President
Accepted:
BB&T FUNDS

By:	/s/ Todd M. Miller
Name:	Todd M. Miller
Title:	Vice President